UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification
No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant's telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On or about February 2, 2007, the board of directors of Nitches, Inc. (the "Company," "we," "our" or "us"), solicited the consent and ratification from our shareholders of the issuance of 600,000 shares (the "Shares") of our common stock to Taresha, LLC ("Taresha"). The Shares were issued to Taresha under the terms of the Asset Purchase and Sale Agreement entered into between us and Taresha as of July 1, 2006, pursuant to which we acquired substantially all of the assets related to Taresha’s Home Décor line of business in exchange for the Shares. We solicited the consent and ratification of the issuance of the Shares by written consent in lieu of a meeting of shareholders.

     To approve and ratify the issuance of the Shares, we had to obtain approval from shares representing a majority of the outstanding shares of our common stock entitled to vote, or 2,326,754 shares. As of February 27, 2007, we received consents representing (i) 2,327,776 shares approving and ratifying the issuance of the Shares, and (ii) 12,644 shares voting against the issuance of the Shares. Shareholders representing 336 shares abstained from voting. As such, the issuance of the Shares was approved and ratified by our shareholders effective as of February 27, 2007.

     As a result of obtaining such shareholder approval and ratification, the lock up agreement entered into between us and Taresha expired effective February 27, 2007. The lock up agreement restricted the transfer, voting and dividend rights of the Shares until such time, if ever, that we received shareholder approval for the issuance of the Shares.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.
Registrant

February 28, 2007	By:	/s/ Steven P. Wyandt
Steven P. Wyandt
As Principal Financial Officer
and on behalf of Registrant